Exhibit 5.1

[Latham & Watkins Letterhead]

July 16, 2002

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799

Re:    Registration Statement on Form S-3 of Common Stock, $0.0001 par value per share

Ladies and Gentlemen:

In connection with the registration by Amgen Inc., a Delaware corporation (the “Company”), of 98,286,358 shares of its common stock, par value $0.0001 per share (the “Shares”), under the Securities Act of 1933, as amended, on the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 16, 2002 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The Shares being registered were issued to MDP Holdings, Inc., a Delaware corporation, pursuant to the Amended and Restated Agreement and Plan of Merger by and among the Company, AMS Acquisition Inc. and Immunex Corporation, dated as of December 16, 2001, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of July 15, 2002 (the “Merger Agreement”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is our opinion that the Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of the Securities.”

Very truly yours,

/s/ Latham & Watkins